-8-
                      EMPLOYMENT AGREEMENT


     This Employment Agreement is entered into as of August 6, 1996, by and between CalEnergy Company, Inc. a Delaware corporation (the "Company"), and Steven A. McArthur (the
"Executive").

                            RECITALS

     The Company desires to employ the Executive as its Senior
Vice President, General Counsel and Secretary on the terms set forth in this Agreement, and the Executive desires to accept such employment.

     Accordingly, the Company and the Executive agree as follows:



                            AGREEMENT



     Section   Defined Terms.  Terms used but not defined in this
Agreement will have the meanings ascribed to them in Exhibit A to this Agreement.

     Section   Employment.

               The Company will employ the Executive as, and the Executive will act as, the Senior Vice President, General Counsel and Secretary of the Company, subject to and upon the terms set forth in this Agreement, for the Term of Employment.

               The Executive's primary place of employment will be Omaha, Nebraska or such other place as is determined, prior to a Change in Control, in good faith by the Chairman of the Board and Chief Executive Officer of the Company (hereinafter referred to as the "Chairman of the Board") to be in the best interests of the Company.

     Section   Duties.

               The Executive (i) will perform and discharge the duties incident to and consistent with his title of Senior Vice President, General Counsel and Secretary, and (ii) will perform and discharge such other duties, and will have such other authority, as are delegated to him by the Chairman of the Board. In performing such duties, the Executive will report directly to , and be subject to the direction of, the Chairman of the Board. Prior to a Change in Control, the Executive's title and duties may in good faith be modified by the Chairman of the Board.

               The Executive will act, without any compensation in addition to the compensation payable pursuant to this Agreement, as an officer or member of the board of directors of any subsidiary of the Company, if so appointed or elected.

               During the Term of Employment, the Executive (i) will devote his entire time, attention and energies during normal business hours to the business of the Company and its subsidiaries and (ii) will not, without the written consent of the Chairman of the Board, perform any services for any other Person or engage in any other business or professional activity, whether or not performed or engaged in for profit.

               Notwithstanding subsection 3 (c), the Executive, without the consent of the Chairman of the Board, may (i) purchase securities issued by, or otherwise passively invest his personal or family assets in, any other company or business within the constraints imposed by the Policy of Business Conduct referred to below, and (ii) engage in governmental, political, educational or charitable activities, but only to the extent that those activities (A) are not inconsistent with any direction of the Chairman of the Board or any duties under this Agreement, and
(B) do not interfere with the devotion by the Executive of his entire time, attention and energies during normal business hours to the business of the Company.

     Section   Compensation.

               During the Term of Employment, the Company will pay the Executive a base salary at an annual rate of $164,000, in substantially equal periodic payments in accordance with the Company's practices for executive employees, as determined from time to time by the Chairman of the Board.

               The Chairman of the Board will review the salary payable to the Executive at least annually beginning in the fourth fiscal quarter of 1996. The Chairman of the Board, in his discretion, may increase the salary of the Executive from time to time, but may not reduce the salary of the Executive below the amount set forth in subsection 4(a) above.

               During the Term of Employment, the Executive shall be eligible for consideration for an annual incentive merit bonus, for the Executive's performance during the preceding fiscal year of the Company in an amount determined by the Chairman of the Board in his discretion, by reference to the accomplishment by the Executive of goals established by the Chairman of the Board for the related fiscal year

               The Company will reimburse the Executive, subject to compliance by the Executive with the Company's customary reimbursement practices, for all reasonable and necessary out-of-pocket expenses incurred by the Executive on behalf of the Company in the course of its business.

               The Company may reduce any payments made to the Executive under this Agreement by any required federal, state or local government withholdings or deductions for taxes or similar charges, or otherwise pursuant to law, regulation or order.

               Any base salary payable to the Executive for any period of employment of less than one year during the Term of Employment will be reduced to reflect the actual number of days of employment during the period except as provided in Sections 8(b) and 8(c).

     Section   Other Benefits.

               During the Term of Employment, the Executive and his dependents may participate in and receive benefits under any employee benefit plan which the Company makes generally available to its employees and their families, including any pension, life insurance, medical benefits, dental benefits or disability plan, but only to the extent that the Executive or his dependents otherwise satisfies the standards established for participation in the plan. The terms of Executive's existing option agreements, as amended, remain unaffected hereby, except as set forth in Sections 8(b) and 8(c) hereof.

               The Executive may take up to three weeks of vacation during each full calendar year during the Term of Employment at a time mutually convenient to the Executive and the Company, without loss of compensation or other benefits under this Agreement.

     Section  Confidentiality and Post-Employment Restrictions.

               The Executive acknowledges that the Company and its Affiliates have confidential information and trade secrets, whether written or unwritten, with respect to carrying on their business, including sensitive marketing, bidding, technological and engineering information and data, names of past, present and prospective customers or partners of and vendors or suppliers to the Company and its Affiliates, working relationships with governmental agencies and officials, methods of pricing contracts and income and expenses associated therewith, the international business strategy and relative ranking of opportunities in various countries, negotiated prices and offers outstanding, credit terms and status of accounts and the terms or circumstances of any current or prospective business arrangements between the Company and its Affiliates and any third parties ("Confidential Information and Trade Secrets"). As used in this Agreement, the term Confidential Information and Trade Secrets does not include (i) information which becomes generally available to the public other than as a result of a disclosure by the Executive, (ii) information which becomes available to the Executive on a nonconfidential basis from a source other than the Company or its Affiliates, or (iii) information known to the Executive prior to any disclosure to him by the Company or its Affiliates. The Executive further acknowledges that the Executive possesses a high degree of knowledge of the independent energy industry and, in particular, has committed to a long-standing relationship with the Company and its Affiliates as an employee and officer, which has allowed, and will continue to allow, him access to the Company's Confidential Information and Trade Secrets. Accordingly, any employment by the Executive with another employer in the independent energy industry or participation by him as a substantial investor in any such industry may necessarily involve disclosure of the Company's Confidential Information and Trade Secrets. Consequently, the Executive agrees that, if he voluntarily resigns his employment with the Company for any reason other than (i) a breach of this Agreement by the Company, or (ii) for Good Reason, he shall not at any time during the two-year period after such resignation, directly or indirectly accept employment by or invest in (except as a passive investor in a public corporation or in a publicly issued partnership interest which, in either event, would not exceed an ownership interest of 2% of the outstanding equity or partnership interest) in any person, firm, corporation, partnership, joint venture or business which is primarily engaged in the production or marketing of steam or electrical energy or which otherwise directly competes with the business of the Company or its controlled Affiliates and, further, the Executive agrees that, to avoid the risk of disclosing or improperly using Confidential Information or Trade Secrets, he shall not directly, or indirectly, provide consulting or advisory services to any of such independent energy businesses.

               Without the written consent of the Chairman of the Board, the Executive will not, during and for three years after the Term of Employment, (i) disclose any Confidential Information and Trade Secrets of the Company or any Affiliate of the Company to any Person (other than the Company, directors, officers or employees of the Company, its Affiliates or duly authorized agents, attorneys or other representatives thereof), or (ii) otherwise make use of any Confidential Information and Trade Secrets other than in connection with authorized dealings with or by the Company and its Affiliates.

               For a period of three years after the Term of Employment, the Executive shall neither directly nor indirectly solicit, on behalf of another employer, the employment of, or hire or cause another employer to hire, any person who is then currently employed by the Company or an Affiliate thereof, or otherwise induce, on behalf of another employer, such person to leave the employment of the Company or an Affiliate thereof without the prior written approval of the Chairman of the Board.

               The Executive will hold, on behalf of the Company and its Affiliates and as the property of the Company and its Affiliates, all memoranda, manuals, books, papers, letters, documents, computer discs, data and software and other similar property obtained during the course of his employment by the Company or its Affiliates and relating to the Company's or its Affiliates business, and will return such property to the Company or its Affiliates at any time upon demand by the Chairman of the Board and, in any event, within five calendar days after the end of the Term of Employment.

               During the Term of Employment, Executive agrees to comply in all material respects with the Company's Policy of Business Conduct attached hereto as Exhibit A and to deliver with the execution of this Agreement an executed Certificate of Compliance with respect thereto.

               If any of the provisions of, or covenants contained in, this Section 6 are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. If any of the provisions of, or covenants contained in, this Section 6 are held to be unenforceable in any jurisdiction because of the duration or geographical scope thereof, the parties agree that the court making such determination shall have the power to reduce the duration or geographical scope of such provision or covenant and, in its reduced form, such provision or covenant shall be enforceable; provided, however, that the determination of such court shall not affect the enforceability of this Section 6 in any other jurisdiction.

     Section   Termination of Employment.

               The employment of the Executive under this Agreement will terminate on the earliest of: (i) written notice by the Executive of his resignation other than for Good Reason;
(ii) the day the Company gives to the Executive written notice of termination without Cause; (iii) the day the Company gives to the Executive written notice of termination for Cause; (iv) the Permanent Disability of the Executive; (v) the death of the Executive; or (vi) written notice by the Executive of his resignation for Good Reason.

               If the employment of the Executive is terminated under this Agreement for any reason whatsoever, the obligations of the Executive under Section 6 will remain in full force and effect to the extent provided therein, and the termination will not abrogate any rights or remedies of the Company or the Executive with respect to any breach of the Agreement, except as expressly provided in Section 8.

     Section   Payment Upon Termination.

            If the employment of the Executive is terminated pursuant to subsections (i) or (iii) of Section 7(a), the Company will pay to the Executive, within 30 calendar days, any base salary and reimbursable expenses pursuant to Section 4(a) and
Section 4(d) which are accrued but unpaid through the Termination
Date.

     If the employment of the Executive is terminated pursuant to subsections (ii), (iv) or (v) of Section 7(a) prior to a Change in Control, the Company will pay the Executive, subject to the Executive's compliance in all material respects with his post-termination obligations under Section 6, (i) within 30 calendar days, any base salary and reimbursable expenses which are accrued and unpaid through such date, (ii) commencing one month after the month of his Termination Date, 24 monthly payments each equal to 1/24 of a sum equal to twice his annual base salary then in effect pursuant to Section 4 and (iii) commencing one month after the month of his Termination Date, 24 monthly payments each equal to 1/24 of a sum equal to twice the average of his prior three years incentive bonuses (with any such year in which no bonus was paid included in such three year average as a zero). In addition, in the event of any such termination, subject to the Executive's compliance in all material respects with his post-termination obligations under Section 6, the Company agrees that
(x) the Company stock options previously granted to Executive will continue to vest according to their terms within such next 24 months (beginning with the month following the month in which the Termination Date occurs, after which time the unvested remainder will lapse) and such vested options may be exercised within the remaining term of such options as provided in the respective option agreements, and (y) the Company shall continue in effect for Executive, for a period of twelve months after the date of any such termination, the life insurance, medical benefits, dental benefits and disability plan available to the Executive and his dependents on the date of such termination, subject to such employee contributions and other terms and conditions as are applicable to active employees generally and subject to subsequent modification or termination of such plans to the extent such subsequent actions are also applicable to active employees generally; provided that such plan benefits shall terminate earlier on the date, if any, that comparable benefits are made available to the Executive by any new employer.

               If the employment of the Executive is terminated on or after a Change in Control pursuant to subsections (ii),
(iv), (v) or (vi) of Section 7(a), the Executive shall receive the same payments, additional option vesting and benefits continuation described in Section 8(b) hereof, except that the monthly payments described in clauses (ii) and (iii) of the first sentence of Section 8(b) shall be aggregated and paid to Executive in a single lump sum without any discount to reflect present value.

               Sections 8(b) and 8(c) hereof notwithstanding, in the event that the payments due to the Executive under this Agreement, whether alone or together with payments due under any plan, program, or arrangement maintained by the Company (collectively, "Payments"), constitute an "excess parachute payment" (within the meaning of Section 280G(b)(1) of the Code), the Payments shall be reduced by the minimum possible amount so that their aggregate present value equals $1.00 less than three times the Executive's "base amount" (within the meaning of Section 280G(b)(3)(A) of the Code). The Company's independent auditors shall determine whether a reduction in Payments shall be required pursuant to this Section 8(d), and shall determine the optimal method and order for reduction of Payments so as to maximize the economic benefits accruing to the Executive in respect of the Payments.

     Section   Remedies.

               The Company will be entitled, if it elects, to enjoin any breach or threatened breach of, or enforce the specific performance of, the obligations of the Executive under Sections 3 or 6, without showing any actual damage or that monetary damages would be inadequate. Any such equitable remedy will not be the sole and exclusive remedy for any such breach, and the Company may pursue other remedies for such a breach.

               Any court proceeding to enforce this Agreement may be commenced in federal courts, or in the absence of federal jurisdiction the state courts, located in Omaha, Nebraska. The parties submit to the jurisdiction of such courts and waive any objection which they may have to pursuit of any such proceeding in any such court.

               Except to the extent that the Company elects to seek injunctive relief in accordance with subsection 9 (a), any controversy or claim arising out of or relating to this Agreement or the validity, interpretation, enforceability or breach of this Agreement will be submitted to arbitration in Omaha, Nebraska, in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction..

     Section   Assignment.  Neither the Company nor the Executive
may sell, transfer or otherwise assign their rights, or delegate their obligations, under this Agreement, provided that the Company shall require any successor to all or substantially all of the business, stock or assets of the Company to expressly assume the Company's rights and obligations hereunder.

     Section   Unfunded Benefits.  All compensation and other
benefits payable to the Executive under this Agreement will be unfunded, and neither the Company nor any Affiliate of the Company will segregate any assets to satisfy any obligation of the Company under this Agreement. The obligations of the Company to the Executive are not the subject of any guarantee or other assurance of any Person other than the Company.

     Section   Severability.  Should any provision, paragraph,
clause or portion thereof of this Agreement be declared or be determined by any court or arbitrator of competent jurisdiction to be illegal, unenforceable or invalid, the validity or enforceability of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. Alternatively, the court or arbitrator having jurisdiction shall have the power to modify such illegal, unenforceable or invalid provision so that it will be valid and enforceable, and, in any case, the remaining provisions of this Agreement shall remain in full force and effect.

     Section   Miscellaneous.

               This Agreement may be amended or modified only by a writing executed by the Executive and the Company.

               This Agreement will be governed by and construed in accordance with the internal laws of the State of Nebraska.

               This Agreement constitutes the entire agreement of the Company and the Executive with respect to the matters set forth in this Agreement and supersedes any and all other agreements between the Company and the Executive relating to those matters.

               Any notice required to be given pursuant to this Agreement will be deemed given (i) when delivered in person or by courier or (ii) on the third calendar day after it is sent by facsimile, with written confirmation of receipt, if to the Company, to: Chairman of the Board, CalEnergy Company, Inc. at 302 South 36th Street, Suite 400, Omaha, Nebraska 68131, fax number (402) 231-1658, and, if to the Executive, at 302 South 36th Street, Suite 400, Omaha, Nebraska 68131, fax number (402) 231-1658 or to such other address as may be subsequently designated by the Company or the Executive in writing to the other party.

               A waiver by a party of a breach of this Agreement will not constitute a waiver of any other breach, prior or subsequent, of this Agreement.

     IN WITNESS WHEREOF, the Company and the Executive have entered into this Agreement as of August 6, 1996.



                            CALENERGY COMPANY, INC.



                            By:/S/____________________________
                                      David L. Sokol
                                      Chairman of the Board


                             EXECUTIVE:




                             By:/S/____________________________
                                  Steven A. McArthur


                            EXHIBIT A

                          Defined Terms



     "Affiliate" means, with respect to a Person, (a) any Person directly or indirectly owning, controlling, or holding power to vote 10% or more of the outstanding voting securities of the Person; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the Person; (c) any Person directly or indirectly controlling, controlled by or under common control with, the Person; and (d) any officer or director of the Person, or of any Person directly or indirectly controlling the Person, controlled by the Person or under common control with the Person. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person.

     "Agreement" means this Employment Agreement dated as of August 6, 1996, by and between the Company and the Executive, as it may be amended from time to time in accordance with its terms.

     "Board" means the Board of Directors of the Company.

     "Cause" means any or all of the following:

(a) the willful and continued failure by the Executive to perform substantially the services and duties contemplated by this Agreement (other than any such failure resulting from the Executive's incapacity due to disability);

(b) the willful engaging by the Executive in gross misconduct which is injurious to the business or reputation of the Company in any material respect;

(c) the gross negligence of the Executive in performing the services contemplated by this Agreement which is injurious to the business or reputation of the Company in any material respect; or

(d) Executive's conviction of, or pleading guilty or no contest to, a felony involving moral turpitude.

     "Change in Control" means (i) approval by the Company's stockholders of (A) the dissolution of the Company, (B) a merger or consolidation of the Company where the Company is not the surviving corporation, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated, (C) a reverse merger in which the Company survives as an entity but in which securities possessing more than 50 percent of the total combined voting power of the Company's securities are transferred to a person or persons different from those who hold such securities immediately prior to the merger or
(D) the sale or other disposition of all or substantially all of the Company's assets; (ii) the direct or indirect acquisition by any Person or related group of Persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a Person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than 50 percent of the total combined voting power of the Company's outstanding voting securities; or (iii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members cease, by reason of one or more contested elections for Board membership or by one or more actions by written consent of stockholders, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" means CalEnergy Company, Inc., a Delaware corporation, and any successor or assign permitted under the Agreement.

     "Disability" means, with respect to the Executive, that the Executive has become physically or mentally incapacitated or disabled so that, in the reasonable judgment of majority of the Chairman of the Board, he is unable to perform his duties under this Agreement and such other services as he performed on behalf of the Company before incurring such incapacity or disability.

     "Good Reason" means any of the following events, but only if such event(s) occur on, after or in connection with a Change in
Control: (i) the failure by the Company to pay to the Executive, for a material period of time and in a material amount, compensation due and payable by the Company under Section 4(a) of this Agreement; (ii) any reduction by the Company of the title, office, duties or authority of the Executive in any material respect; or (iii) any relocation of the Executive's primary place of employment to a location more than 25 miles from Omaha, Nebraska.

     "Permanent Disability" means a Disability which has continued for at least six consecutive calendar months.

     "Person" means any natural person, general partnership, limited partnership, corporation, joint venture, trust, business trust, or other entity.

     "Term of Employment" means the period of time beginning on August 6, 1996, and ending on the fifth anniversary of such date, unless earlier terminated pursuant to Section 7(a) or automatically extended pursuant to the following sentence. The Term of Employment will be automatically extended for one year on each anniversary of the date of this Agreement beginning on the fifth anniversary unless the Executive has given the Company, or the Company has given the Executive, a notice declining automatic extension at least 365 calendar days before the anniversary.

     "Termination Date" means the date of termination of employment of the Executive pursuant to Section 7 of this Agreement.